Exhibit 99.1

Company Contacts:
[TOUSA Logo]	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email:investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

Technical Olympic USA Reports 20% Increase in New Sales Orders, 29% Increase in Homes
Delivered and 84% Increase in Homes in Backlog for the Quarter Ended
December 31, 2004

HOLLYWOOD, Fla., January 12, 2005 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA) today released certain operational data for the three and twelve months ended December 31, 2004.

	Three Months
	Ended December 31,
	2003	Three Months Ended December 31, 2004
			Unconsolidated
	Total*	Consolidated	Joint Ventures	Total	Increase
New Sales Orders	1,604	1,822	97	1,919	20%
Homes Delivered	1,803	2,238	89	2,327	29%
Homes in Backlog	3,128	5,094	669	5,763	84%

* No joint venture sales, deliveries or homes in backlog were recorded for the three months ended December 31, 2003.

	Twelve Months
	Ended December 31,
	2003	Twelve Months Ended December 31, 2004
			Unconsolidated
	Total*	Consolidated	Joint Ventures	Total	Increase
New Sales Orders	6,835	9,543	390	9,933	45%
Homes Delivered	6,135	7,221	116	7,337	20%
Homes in Backlog	3,128	5,094	669	5,763	84%

* No joint venture sales, deliveries or homes in backlog were recorded for the twelve months ended December 31, 2003.

At December 31, 2004, the Company’s sales value of homes in backlog (excluding unconsolidated joint ventures) increased 83% from the prior year period to $1.6 billion from $855.4 million. Sales value of homes in backlog for unconsolidated joint ventures at December 31, 2004 was $210.3 million.

“We are pleased with the progress that we made in 2004 and believe that we continue to benefit from our strong market position in many of the fastest growing homebuilding markets,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA. “The 20% increase in deliveries in 2004 reflects delivery delays from continuing hurricane disruptions in our Florida markets and delayed home deliveries in some of our highly regulated markets.”

Mr. Mon continued, “Our 45% increase in new sales orders for 2004 reflects continuing strong demand for our homes. We have intentionally curtailed sales and delayed selected community openings in some of our stronger markets in order to balance construction and sales rates.”

The Company plans to issue its fourth quarter and year-end earnings press release on Wednesday, February 16, 2005 after market close followed by an earnings conference call on Thursday, February 17, 2005 at 11:00 a.m. Eastern Time.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) the strength of our business and market position in certain markets, and the demand for our homes, (ii) the continuing impact of the disruption to our Florida operations caused by the Florida hurricanes, and (iii) the impact on our business of curtailing sales and delaying selected community openings in some of our markets. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (iii) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 10, 2004.